Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On September 5, 2014, Cynosure, Inc. (“Cynosure”) acquired substantially all of the assets of Ellman International, Inc. (“Ellman”) for a cash purchase price of approximately $13.2 million. In addition, Cynosure assumed certain contractual and current liabilities. The purchase price was based primarily on the net working capital on the date of purchase plus an amount to retire all of Ellman’s long term debt on the date of sale. Cynosure also assumed a license transfer agreement as part of the purchase valued at $4.2 million. The acquisition was completed pursuant to the Asset Purchase Agreement (the “Agreement”), dated as of September 5, 2014, among Cynosure, Ellman, Ellman Holdings, Inc. and Ellman Holding Corporation, which contains customary representations, warranties and indemnification obligations of Cynosure and Ellman.

Ellman’s product line encompasses multiple radiofrequency (“RF”) generators and single-use electrodes for aesthetic and multi-specialty surgical indications such as facial plastic and general surgery, gynecology, ear, nose and throat procedures, ophthalmology, oral and maxillofacial surgery, podiatry and proctology. Ellman’s proprietary high frequency, low-temperature RF technology is optimized for achieving surgical precision and controlled hemostasis.

The unaudited pro forma combined financial information that follows combines the historical accounts of Cynosure and Ellman. The unaudited pro forma combined balance sheet as of June 30, 2014 shows the combined financial position of Cynosure and Ellman as if the acquisition had occurred on that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 reflect the companies’ combined results as if the acquisition had occurred as of January 1, 2013. The historical combined financial information has been adjusted to reflect factually supportable items that are directly attributable to the acquisition, and with respect to the unaudited pro forma combined statements of operations only, are expected to have a continuing impact on combined results of operations.

This pro forma financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma combined financial statements; and

•	Cynosure’s separate unaudited historical consolidated financial statements and notes as of and for the six months ended June 30, 2014 included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, and Cynosure’s separate audited historical consolidated financial statements and notes as of and for the year ended December 31, 2013 included in its Annual Report on Form 10-K for the year ended December 31, 2013; and

•	Ellman’s separate unaudited historical consolidated financial statements and notes as of and for the six months ended June 30, 2014 included in this Form 8-K/A at Exhibit 99.2, and Ellman’s separate audited historical consolidated financial statements and notes as of and for the year ended December 31, 2013 included in this Form 8-K/A at Exhibit 99.1.

This information is for illustrative purposes only and does not give effect to any cost savings, revenue synergies or restructuring costs that may result from the integration of Cynosure’s and Ellman’s operations. You should not rely on this information as being indicative of Cynosure’s future consolidated results or future financial position after the acquisition. The determination of the final allocation of the purchase price has not been completed as Cynosure continues to determine the fair value of certain assets acquired and liabilities assumed and has retained an independent valuation firm to assess the fair value of the assets acquired and liabilities assumed. Accordingly, the purchase accounting adjustments made in the preparation of the unaudited pro forma combined financial information are preliminary and subject to adjustment. Such adjustments may be material.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting with Cynosure treated as the accounting acquirer. Accordingly, the assets and liabilities of Ellman, the accounting acquiree, are adjusted to their estimated June 30, 2014 fair values. The estimates of fair value are preliminary and are dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive valuation.

CYNOSURE, INC.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2014

(In thousands)

	Cynosure	Ellman	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:

Cash and cash equivalents	$65,939	$1,342	$(13,235	)(1)
			(1,342	)(2)	$52,704
Short-term marketable securities	36,384	—	—		36,384
Accounts receivable, net	47,688	3,483	—		51,171
Inventories	52,379	3,614	309	(3)	56,302
Prepaid expenses and other current assets	10,291	570	—		10,861
Deferred income taxes	9,462	—	—		9,462

Total current assets	222,143	9,009	(14,268)		216,884
Property and equipment, net	32,304	713	(139	)(4)	32,878
Long-term marketable securities	20,627	—	—		20,627
Goodwill	99,281	2,806	9,336	(5)
			(2,806	)(6)	108,617
Intangibles, net	51,245	12,043	6,800	(7)
			(12,043	)(6)	58,045
Other assets	1,722	202	—		1,924

Total assets	$427,322	$24,773	$(13,120)		$438,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,780	$1,939	—		$22,719
Accrued expenses	30,420	5,321	(36	)(8)	35,705
Deferred revenue	10,047	296	(96	)(9)	10,247
Capital lease obligations	213	—	—		213
Line of credit, bank	—	2,500	(2,500	)(10)	—
Current portion of senior note term payable	—	4,101	(4,101	)(10)	—
Subordinated note payable	—	1,500	(1,500	)(10)	—
SBA term note payable	—	964	(964	)(10)	—

Total current liabilities	61,460	16,621	(9,197)		68,884
Capital lease obligations, net of current portion	15,272	—	—		15,272
Deferred revenue, net of current portion	650	296	(96	)(9)	850
Other noncurrent liability	11,820	—	—		11,820
Subordinated note payable - sandstone	—	1,100	(1,100	)(10)	—
Promissory note - Sandstone	—	711	(711	)(10)	—
Accrued royalty commitment – long-term	—	4,029	—		4,029
Commitments and Contingencies
Stockholders’ equity:
Common stock	23	37	(37	)(11)	23
Additional paid-in capital	352,041	40,851	(40,851	)(11)	352,041
Retained earnings (accumulated deficit)	13,900	(38,860)	38,860	(11)	13,900
Stock subscription receivable	—	(12)	12	(11)	—
Accumulated other comprehensive loss	(1,323)	—	—		(1,323)
Treasury stock	(26,521)	—	—		(26,521)

Total stockholders’ equity	338,120	2,016	(2,016)		338,120

Total liabilities and stockholders’ equity	$427,322	$24,773	$(13,120)		$438,975

Cynosure, Inc.

Unaudited Pro Forma Combined Statements of Operations

(in thousands, except per share data)

	Six Months Ended June 30, 2014
	Cynosure	Ellman	Pro Forma Adjustments		Pro Forma
Product revenues	$109,297	$12,890	$—		$122,187
Parts, accessories and service revenues	25,280	—	(99	)(12)	25,181

Total revenues	134,577	12,890	(99)		147,368
Cost of revenues	58,489	4,714	103	(13)	63,306

Gross profit	76,088	8,176	(202)		84,062

Operating expenses:
Sales and marketing	40,989	5,378	—		46,367
Research and development	10,573	1,118	—		11,691
Amortization of intangible assets acquired	1,426	759	(590	)(14)	1,595
General and administrative	15,356	2,213	(22	)(15)	17,547

Total operating expenses	68,344	9,468	(612)		77,200

Income (loss) from operations	7,744	(1,292)	410		6,862

Interest expense, net	(692)	(1,041)	944	(16)	(789)
Other income, net	279	—	—		279

Income (loss) before provision for income taxes	7,331	(2,333)	1,354		6,352

Provision for income taxes	2,067	—	(297	)(17)	1,770

Net income (loss)	$5,264	$(2,333)	$1,651		$4,582

Basic net income per share	$0.24	—	—		$0.21

Diluted net income per share	$0.23	—	—		$0.20

Basic weighted-average common shares outstanding	22,033	—	—		22,033

Diluted weighted-average common shares outstanding	22,470	—	—		22,470

CYNOSURE, INC.

Unaudited Pro Forma Combined Statements of Operations

(In thousands, except per share data)

	Year Ended December 31, 2013
	Cynosure	Ellman	Pro Forma Adjustments		Pro Forma
Product revenues	$188,271	$29,254	$—		$217,525
Parts, accessories and service revenues	37,739	—	(77	)(12)	37,662

Total revenues	226,010	29,254	(77)		255,187
Cost of revenues	95,730	12,224	292	(13)	108,246

Gross profit	130,280	17,030	(369)		146,941

Operating expenses:
Sales and marketing	64,347	10,451	—		74,798
Research and development	17,473	6,377	—		23,850
Amortization of intangible assets acquired	2,114	2,044	(1,706	)(14)	2,452
General and administrative	52,173	5,108	(44	)(15)	57,237

Total operating expenses	136,107	23,980	(1,750)		158,337

Loss from operations	(5,827)	(6,950)	1,381		(11,396)

Interest expense, net	(23)	(1,083)	1,083	(16)	(23)
Other income, net	313	—	—		313

Loss before benefit for income taxes	(5,537)	(8,033)	2,464		(11,106)

Benefit for income taxes	(3,890)	—	(339	)(17)	(4,229)

Net loss	$(1,647)	$(8,033)	$2,803		$(6,877)

Basic net loss per share	$(0.09)	—	—		$(0.36)

Diluted net loss per share	$(0.09)	—	—		$(0.36)

Basic weighted-average common shares outstanding	19,325	—	—		19,325

Diluted weighted-average common shares outstanding	19,325	—	—		19,325

Notes to Unaudited Pro Forma Combined Financial Statements

Basis of Presentation

On September 5, 2014, Cynosure completed its acquisition of substantially all of the assets of Ellman. The accompanying unaudited pro forma combined financial statements present the pro forma combined financial position and results of operations of the combined company based upon the historical financial statements of Cynosure and Ellman, after giving effect to the acquisition and adjustments described in these notes, and are intended to reflect the impact of the acquisition on Cynosure.

The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs that may result from the integration of Cynosure’s and Ellman’s operations.

The unaudited pro forma combined balance sheet reflects the acquisition as if it was completed on June 30, 2014 and includes pro forma adjustments for Cynosure’s preliminary valuations of certain assets and liabilities. These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma combined statements of operations reflect the acquisition as if it had been completed on January 1, 2013.

The pro forma combined balance sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired.

Pro Forma Adjustments (amounts in thousands unless otherwise noted)

(1)	Pursuant to the Agreement, Cynosure paid $13.2 million to purchase substantially all of the assets and assume certain liabilities of Ellman. The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed on the closing date of September 5, 2014, as if the acquisition had occurred on June 30, 2014:

Purchase price:
Cash paid per Agreement	$13,235

Total	$13,235

Assets (liabilities) acquired:
Accounts receivable	$3,483
Inventory	3,923
Prepaid expense and other current assets	570
Property and equipment	574
Goodwill	9,336
Intangible assets	6,800
Other assets	202
Accounts payable	(1,939)
Accrued expenses	(5,285)
Deferred revenue	(400)
Accrued royalty commitment – LT	(4,029)

TOTAL	$13,235

(2)	Elimination of cash not acquired in acquisition.
(3)	To adjust inventory to its estimated fair value as of June 30, 2014.
(4)	To adjust property and equipment to estimated fair value as of June 30, 2014.
(5)	To record the preliminary estimated fair value of goodwill generated from the acquisition. The determination of the final allocation of the purchase price has not been completed as Cynosure continues to determine the fair value of certain assets and liabilities acquired and has retained an independent valuation firm to assess the fair value of the assets acquired and liabilities assumed.

Notes to Unaudited Pro Forma Combined Financial Statements (cont.)

(6)	To eliminate the historical cost of goodwill and intangible assets held by Ellman and not acquired in the acquisition.
(7)	Adjustment to record the estimated definite-lived intangible assets acquired as follows:

Trademarks and trade-names	$1,460
Customer relationships	3,610
Developed technology	1,730

TOTAL	$6,800

(8)	To eliminate the accrued royalty recorded by Ellman payable to Cynosure.
(9)	Adjustment to reduce the current and noncurrent portions of Ellman’s deferred revenue to their estimated fair value at June 30, 2014.
(10)	Elimination of debt not acquired in the acquisition.
(11)	Elimination of equity not acquired in the acquisition.
(12)	To eliminate royalty revenue recorded by Cynosure due from Ellman
(13)	To record the following adjustments to cost of revenues:

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Eliminate royalty expense due to Cynosure recorded by Ellman	(71)	(98)
Adjust royalty expense recorded by Cynosure	(11)	9
Amortization of acquired developed technology	185	381

TOTAL	$103	$292

(14)	To record the following adjustments to amortization of intangible assets acquired (excluding developed technology, which is expensed to cost of revenues):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Amortization of acquired intangible assets	$169	$338
Eliminate amortization expense on Ellman’s intangible assets	(759)	(2,044)

TOTAL	$(590)	$(1,706)

Notes to Unaudited Pro Forma Combined Financial Statements (cont.)

Pro forma amortization expense for all of the identifiable intangible assets acquired was recorded based on the pattern in which the economic benefits of the intangible assets are consumed.

Amortization expense (including amortization recognized within cost of revenues), based on the pattern in which the economic benefits of the intangible assets are consumed, for each of the succeeding five years and thereafter at December 31, 2012, would approximate:

2013	$719
2014	707
2015	699
2016	648
2017	587
Thereafter	3,440

TOTAL	$6,800

(15)	To eliminate depreciation expense impact of property, plant and equipment fair value adjustment.
(16)	To eliminate the interest expense recorded by Ellman on debt settled at the acquisition date.
(17)	To adjust income tax to include the results of Ellman and the effect of the proforma adjustments on pre-tax income (loss), using Cynosure’s income tax provision (benefit) calculation for the periods presented.